Exhibit 10.9

EMPLOYMENT CONTRACT

THIS AGREEMENT is made effective as of the 21st day of January, 2005

BETWEEN:

Ralph Petruzzo, a person with an address at
603 Main Street
Corinth, New York 12822

(The “Employee”)

OF THE FIRST PART

AND:	ORGANIC RECYCLING TECHNOLOGIES INC., a company incorporated pursuant to the laws of Nevada with an address at
Suite 204 - 3970 East Hastings Street
Burnaby, BC V5C 6C1

(“The Company”)

OF THE SECOND PART

WHEREAS:

A.
The Company wishes to employ for the services of the Employee and to have the Employee agree to provide Employment services to any of the Company’s subsidiaries and affiliates, which require the Employee’s expertise and assistance during the term of this Agreement, as directed by the Company.

B.	The Employee has agreed to accept such contract for services upon the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	ENGAGEMENT

1.1
Appointment - The Company hereby contracts for the services of the Employee and the Employee hereby agrees with the Company to perform services for the Company in accordance with the terms and conditions of this Agreement.

1.2	Scope of Duties - The Employee will provide the services (the “Employment Services”) as set forth in Schedule “A” to this Agreement.

1.3	The Employee will provide the services of Ralph Petruzzo, (the “Principle”) to provide the Employment services.

1.4	Changes in scope of the Employment Services may only be made by mutual agreement of the parties.

1.5
Best Efforts - The Employee shall, at all times, provide and perform the Employment Services to the best of its abilities. In consideration for the Employment Fee as set forth in clause 3.1, Employee shall provide the Services on a priority basis to the Company and those subsidiaries and affiliates which enter into separate Employment contacts with the Employee, as directed by the Company.

1.6
Warranties and Responsibilities - The Employee warrants and represents to the Company as follows and acknowledges that the Company is relying upon these warranties and representations in entering into this Agreement:

(a)	The Employee has the necessary expertise in the Waste management and recycling industry and has worked in this industry for over 20 years to effectively provide the Employment Services;

(b)
The Employee brings with him all this expertise in the Waste management and Recycling Industry and this is his knowledge and expertise which the Company will utilize from the Employee during his term with the Company. The Employee maintains all the rights to his knowledge and expertise he acquired prior to joining the Company;

(c)	The Employee is not aware of any matter which would prevent the Employee from providing the Employee Services;

(d)	The Employee is not subject to any known review by any securities regulatory body that is currently in progress.

1.7
The Company shall supply onsite Employee personnel with suitable office space and office equipment including adequate communications equipment as may be necessary in connection with the Employee’s performance of the Employment Services.

1.8
Work, research or development produced or created by the Employee during the term of this Agreement pertinent to the Company’s technical, scientific or business interests including processes, business plans, other material or information relating to the business, portions of computer software (in source and executable code) and related documentation in any media including all modifications, enhancements and versions thereof, unique software and hardware configurations, design concepts and all materials developed therefrom defined as Work Product.

1.9
Any Work Product created by Employee under this Agreement, either developed solely or jointly with any other party, is the sole and exclusive property of the Company. Company is the sole owner of all copyrights, patents and other intellectual property rights in the Work Product.

1.10
Employee assigns to the Company any rights Employee may have in the Work Product and waives all claims with respect to the Work Product including any moral rights in the Work Product or to its use including the right to restrain or claim damages for any distortion, mutilation or other modification of the Work Product and to restrain use or reproduction of the Work Product.

1.11	Company acknowledges :

(A)	that Employee may use certain software libraries and development tools proprietary to Employee (“Employee Software”) to create the Work Product; and
(B)	Company does not obtain any proprietary or intellectual property rights in such Employee Software; and
(C)	Company’s use of Employee Software as embedded in the Work Product shall be governed by fully-paid, non-exclusive worldwide, runtime license to use such Employee Software.

1.12
The Company will assist the Employee and those of its subsidiaries and affiliates, which require the Employee’s expertise and assistance with the negotiation, and settlement of the terms of separate Employment contracts.

2.	TERM

2.1	Initial Term - The initial term of this Agreement shall be Five years commencing on the date first above written, subject to earlier termination as hereinafter provided.

2.2	Renewal - This Agreement shall be renewed for further terms of such duration and upon such terms and conditions as the Employee shall and the Company may mutually agree upon in writing.

3.	EMPLOYEE FEE

3.1
The Company shall pay to the Employee a monthly fee (the “Employment Fee”) in consideration of the Employment Services. The Employment Fee shall be US$120,000 per year, $5,000 per month paid with $5000 accrued.

3.2	The Employee shall be paid each month for Employment Services rendered during the month and the Company shall pay on or before the last day of the month.

3.3	The Employee shall deliver to the Company a report detailing the activities and services provided to the Company for the time period as agreed with the board of Directors but not less than each week.

3.4	The Employee will provide, at the Company’s Written request, a copy of all Work Product including documents, designs, charts, and codes.

3.5	The Employee will ensure all Work Product will be backed-up and copied to safeguard against any loss or damage to the original Work Product.

3.6	The Employee will be issued 3,000,000 common shares of the Company for service and performance over two years:
(a)	1,000,000 upon Board of Directors approval of performance to July 31, 2005;

(b)	1,000,000 upon Board of Directors approval of performance to January 31, 2006;
(c)	1,000,000 upon Board of Directors approval of performance to July 31, 2006;
(i)	The 3,000,000 Common Shares will be issued to Ralph Petruzzo but held by the Board of Directors of the Company in trust and voted by the Board of Directors majority until earned by Ralph Petruzzo.

3.7
The parties agree that the Employee Fee provided for in paragraph 3.1 hereof is intended to include reimbursement for all other expenses incurred by the Employee, in connection with providing the Employment Services, except for the following expenses incurred by the Employee while providing the Employment Services:

(a)	Those expenses expressly stated to be reimbursed by the Company pursuant to this Agreement;

(b)	Reasonable travel expenses including transportation costs, meals, accommodation and related living out expenses;

(c)	Long distance telephone, facsimile, and video conferencing charges;

(d)	Cost of visas, airport fees, special taxes and other charges imposed by government for immigration related to travel on projects business;

(e)	Conference and related fees, purchase of technical books, journals and related information where authorized by the Company;

(f)	Other specific expenses incurred by the Employee with the prior written approval of the Company.

The Employee with each invoice shall submit an account listing of reimbursable expenses incurred each month.

4.	OPTIONS

4.1
The Employee will also be entitled to receive in future years options to purchase additional shares of the Company as determined by the board of directors of the Company in its sole discretion with reference to options granted to officers and directors of the Company and the performance of the Employee.

5.	CONFIDENTIALITY

5.1
Confidential Information and Non-Disclosure - The Employee acknowledges and agrees that all information connected with the Company’s technology, including without limitation, all information, data, inventions, discoveries, improvements, modifications, developments, technically manuals or process-flow manuals, data, customer information and pricing information is confidential and the Employee covenants and agrees with the Company to use its best efforts to ensure that the such information does not become public knowledge and undertakes not to disclose such information or any part thereof to any other person except to its Employees and employees as may be necessary to carry out its rights and obligations under this Agreement.

The Employee hereby further covenants and agrees with the Company that the Employee shall require each and every one of its employees or Employees who are provided with any information in respect of the Company’s technology or related knowledge to sign confidentiality agreements with the Employee in a form acceptable to the Company. All such information shall be returned to the Company upon termination of this Agreement.

5.2
Non-Competition - If the agreement is terminated the Employee agrees that during the following two year term, following termination the Employee will bring all opportunities, projects and deals either alone or in a partnership or jointly or in conjunction with any person or persons, including without limitation, any individual, firm, association, syndicate, company, corporation or other business enterprise, as principal, agent, shareholder or in any other manner whatsoever to the Company for review to accept or reject the opportunities, projects or deals on a right of first refusal basis for the Company to accept or reject the opportunities, projects or deals. This relates to opportunities, projects and deals in Canada the United States North America or in the world. The Employee acknowledges and agrees the geographical restrictions contained herein are reasonable in light of the nature of the Company'’ technology and business. The Employee further agrees, if the agreement is terminated, to not:

(a)
Carry on, be engaged in or concerned with or interested in any business, operation or undertaking which is in any way competitive with the business of the Company anywhere in Canada and in the United States where the business of the Company is carried on without first allowing the Company the right of first refusal on the opportunity; and

(b)	Attempt to solicit any suppliers, customers or employees of the business of the Company away from the Company.

6.	TERMINATION

6.1	Termination by the Company

(a)
Material Breach by Employee - The Company may terminate this Agreement as a result of material breach of this Agreement by the Employee, provided that a reasonable written notice, of at least three (3) business days has been given by the Company, to the Employee and the Employee has been given an opportunity to cure the material breach. In the event of termination of this Agreement by the Company, as a result of a material breach of this Agreement by the Employee, all Options granted to the Employee will terminate and be of no force and effect and the Employee will not have any right to receive additional Options not granted as of the date of termination;

(b)
Without Material Breach by Employee - The Company acknowledges and confirms that the Employee will suffer damages for termination of this Agreement unless termination is due to a material breach by the Employee. Accordingly, the parties agree that a reasonable pre-estimate of damages payable by the Company to the Employee for termination of this Agreement by the Company is such circumstances will be as follows.

(i)	During this Agreement, damages equal to three months fees;

which payment will be in full and final settlement of all claims, damages, and any other liabilities of the Company to the Employee pursuant to this Agreement to the date of such termination of the Employee’s services to the Company.

6.2	Termination by the Employee

(a)
Material Breach by Company - The Employee may terminate this Agreement for material breach at any time provided that a reasonable written notice of at least three (3) business days has been given by the Employee to the Company and the Company has been given a reasonable opportunity to cure the material breach;

(b)
Without Material Breach by Company - The Employee may terminate this Agreement without there having been a material breach by the Company provided the Employee gives the Company at least three (3) months’ written notice.

6.3	Definition of Material Breach by Company- In this Agreement, the parties agree that a material breach of this Agreement by the Company includes:

(a)	The Company’s engagement in conduct which unreasonably jeopardizes the Company or the Employee and which the Company refuses to stop or rectify against the advice of the Employee given in writing;

(b)
The Company’s material default, misconduct, breach or non-observance of any material stipulation contained herein, after reasonable opportunity to cure such condition, if reasonable opportunity to remedy exists;

(c)	The dissolution, insolvency or bankruptcy of the Company.

6.4	Definition of Material Breach by Employee - In this Agreement, the parties agree that a material breach of this Agreement by the Employee includes:

(a)
The Employee’s material default, misconduct, breach or non-observance of any material stipulation contained herein after reasonable opportunity to cure such condition, if reasonable opportunity to remedy exists.

(b)	The failure of the Employee to provide Ralph Petruzzo to the Company acting reasonably, to provide the Employment Services;

(c)
The attempted assignment of this Agreement by the Employee, in breach of this Agreement or any change in control of the Employee or that the representation and warranty of the Employee in section 1.6(c) ceases to be correct;

(d)	The dissolution, insolvency or the bankruptcy of the Employee.

7.	OTHER PROVISIONS

7.1	Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

7.2	Intellectual property Rights - Any intellectual property rights that the Employee creates during the performance of his services are the property of the Company.

7.3
Notice - Any notice required, or permitted to be given under this Agreement shall be in writing and may be delivered personally or by telex or telecopier, or by prepaid registered post addressed to the parties at the above-mentioned addresses or at such other address of which notice may be given by either of such parties. Any notice shall be deemed to have been received if personally delivered or by telex or telecopier on the date of delivery and, if mailed as aforesaid, then on the seventh (7th) business day after and excluding the date of mailing.

7.4	Assignment - This Agreement may not be assigned by either party without the written consent of the other party.

7.5	Indemnity:

(a)
The Employee shall indemnify the Company and save it harmless from and against any and all claims, actions, damages, liabilities and expenses arising out of or in connection with a breach of any kind by the Employee of any provisions, covenants, conditions and warranties contained in this Agreement, or any other matter arising whatsoever out of this Agreement including the actions of other employees, agents or contractors of the Employee.

(b)
The Company shall indemnify the Employee and save it harmless from and against any and all claims, actions, damages, liabilities and expenses arising out of or in connection with a breach of any kind by the Company of any provisions, covenants, conditions and warranties contained in this Agreement, or any other matter arising whatsoever out of this Agreement including the actions of its employees, agents or contractors of the Company.

7.6	This Agreement supersedes any previous agreement, arrangement or understanding, whether written or oral between the parties hereto.

7.7
Severability - Any term or condition of this Agreement that is held to be unlawful or unenforceable is severable and the remaining terms and conditions of this Agreement remain in full force and effect.

7.8	Time is of the essence of this Agreement.

7.9
This Agreement is subject to the applicable rules and regulations of whatever stock exchange(s) upon which the Shares of the Company may be traded from time to time, and the Company and the Employee undertake to exercise their best efforts to comply with such rules and regulations as they relate to this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Ralph Petruzzo,	Organic Recycling Technologies Inc.,
By its Authorized signatory	by its Authorized Signatory

/s/ Ralph Petruzzo	/s/ Chad Burback
Signature	Signature

July 29, 2005
Date	Chad Burback
Print Name

Secretary
Title

July 29, 2005
Date

Schedule A

- Scope of Work

1)	Employed as the President of Organic Recycling Technologies Inc.;
2)	Reporting to the Company’s board of directors;
3)	Establishment of a management executive committee that consults with the Company and works with the President to run the Company;
4)	President is the head of the Company’s management executive committee and reports to the Company’s Board of Directors;
5)	President to further the Company goals;
(i)	Obtaining new deals for the Company using your skills, knowledge and contacts;
(ii)	Working with the management executive committee prepare and present all new opportunities to the Board of Directors for review and approval;
(iii)	Working with the management executive committee manage all new opportunities by ensuring quality managers and support is in place;
6)	President to work to finance the Company;
(i)
Working with the management executive committee, ensure all new opportunities are supported by long term benefits to the Company and to assist the management executive committee to provide analysis for the Board of Directors review and approval;

(ii)
Working with the management executive committee, assist in the development of internal and external finance opportunities and strategies that support the Company goals and to assist the management executive committee to provide analysis for the Board of Directors review and approval;

7)	Maintaining Company operating procedures;
(i)	Work with the management executive committee to maintain and regularly update the Company’s operating policies and procedures for review and approval for the board of Directors of the Company;
(ii)	Work with the management executive committee to ensure all Company personnel are knowledgeable and use the Company’s operating procedures;
8)	Perform such other duties and observe such instructions as may be reasonably assigned from time to time by an immediate Supervisor, by or on behalf of the Company’s Board of Directors.